Contact:	610-337-1000 Robert W. Krick, ext. 3141 Brenda Blake, ext. 3202	For Release:	April 11, 2005 Immediate

UGI Raises Earnings Guidance

VALLEY FORGE, Pa., April 11 — UGI Corporation (NYSE: UGI) today said that it expects to report earnings of $3.45 to $3.55 per diluted share for the fiscal year ending September 30, 2005. The forecast results do not include a loss on early extinguishment of debt of up to $0.18 per diluted share due to an expected refinancing of long-term debt of affiliate AmeriGas Partners,
L. P. (NYSE:APU). The forecast includes a gain of $0.28 per diluted share reflecting the effects of various tax settlements at Antargaz, UGI’s French LPG distribution subsidiary, as previously reported. The AmeriGas refinancing is expected to be completed by May 3. Average diluted shares outstanding through March 31, 2005 were 52.6 million.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our higher expectation for fiscal 2005 earnings results primarily from significantly better performance in our European LPG operations somewhat offset by warmer than normal weather and price-induced customer conservation that adversely impacted all of our domestic business units including AmeriGas, our domestic propane business.”

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 46% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

UGI is scheduled to release detailed results for the quarter ended March 31, 2005 on April 27.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, product cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions, currency exchange rates and the completion of a refinancing of debt of AmeriGas Partners. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-04 4/11/05